[LETTERHEAD OF DELOITTE TOUCHE TOHMATSU]

                        CONSENT OF INDEPENDENT AUDITORS

As independent auditors of T.T.R. Technologies, Inc. (the "Company") (a development-stage company), we hereby consent to the inclusion of our report, dated June 30, 1999, on the Company's consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1998 and to the references to our firm under the heading "Experts" in the Company's Registration Statement on Form SB-2 and related prospectus to be filed in September 1999.


/s/ Brightman Almagor & Co.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Ramat-Gan, Israel
October 4, 1999